EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145555) and on Form S-8 (Nos. 002- 87202, 002-80712, 033-65244, 033-61063, 333-109104, 333-118714, 333-34525, 333-87071, 333-134107, 333-87073 and 333-167733) of Chemed Corporation of our report dated February 27, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2011 Annual Report to Stockholders of Chemed Corporation, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 27, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 27, 2012